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                                                                    EXHIBIT 99.1




PRESS RELEASE



   FOR MORE INFORMATION CONTACT: Sam Fuller, CFO, or Stacey H. Dwyer, EVP
   ADDRESS: 1901 Ascension Boulevard, Suite 100, Arlington, Texas  76006
   PHONE:   817-856-8200
   DATE:    April 3, 2002                       FOR IMMEDIATE RELEASE


D.R. HORTON, INC. ANNOUNCES PLAN TO ISSUE SENIOR NOTES

         ARLINGTON, TEXAS - D.R. Horton, Inc. (NYSE:DHI), (April 3, 2002) today announced that it plans to sell approximately $250 million of senior notes. D.R. Horton expects to use the proceeds from this offering to repay indebtedness outstanding under its revolving credit facility.

         The notes will be sold to qualified institutional buyers in reliance on Rule 144A. The notes have not and will not be registered under the Securities Act of 1933 and, unless so registered, may not be offered or sold in the United States except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and applicable state securities laws. This press release shall not constitute an offer to sell or the solicitation of an offer to buy the notes. There will not be any sale of the notes in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state. This notice is being issued pursuant to and in accordance with Rule 135c under the Securities Act of 1933.

         Founded in 1978, D.R. Horton, Inc. is engaged in the construction and sale of high quality homes designed principally for the entry-level and first time move-up markets. D.R. Horton currently builds and sells homes under the D.R. Horton, Arappco, Cambridge, Continental, Dietz-Crane, Dobson, Emerald, Mareli, Melody, Milburn, Regency, Schuler, SGS Communities, Stafford, Torrey, Trimark, and



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Western Pacific names in 21 states and 42 markets, with a geographic presence in the Midwest, Mid-Atlantic, Southeast, Southwest and Western regions of the United States. The Company also provides mortgage financing and title services for homebuyers through its mortgage and title subsidiaries.

         Portions of this document may constitute "forward-looking statements" as defined by the Private Securities Litigation Reform Act of 1995. Although D.R. Horton believes any such statements are based on reasonable assumptions, there is no assurance that actual outcomes will not be materially different. All forward-looking statements are based upon information available to D.R. Horton on the date this release was issued. D.R. Horton does not undertake any obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Information about issues that could lead to material changes in performance is contained in D.R. Horton's annual report on Form 10-K and most recent quarterly report on Form 10-Q, which are filed with the SEC.



                        WEBSITE ADDRESS: WWW.DRHORTON.COM